Exhibit 99(14)(a)

Consent of Ernst & Young, Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Comparison of Service Providers” in The Prospectus/Proxy Statement for The Guardian UBS Small Cap Value Fund, a series of The Park Avenue Portfolio and the RS Partners Fund, a series of the RS Investment Trust, and “Representations and Warranties” in Section 4.1 (g) of the Agreement and Plan of Reorganization included as Appendix A in this Registration Statement on Form N-14 of the RS Partners Fund, a series of the RS Investment Trust.

We also consent to the references to our firm under the caption “Financial Highlights” in The Park Avenue Portfolio’s Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information for The Park Avenue Portfolio, dated May 1, 2006, which are incorporated by reference in this Registration on Form N-14 of the RS Partners Fund, a series of the RS Investment Trust.

We also consent to the incorporation by reference of our report, dated February 8, 2006, on the audited financial statements and notes thereto for the year ended December 31, 2005 of The Guardian UBS Small Cap Value Fund which is included in the December 31, 2005 Annual Report to Shareholders of The Park Avenue Portfolio, that is incorporated by reference in this Registration Statement on Form N-14 of the RS Partners Fund, a series of the RS Investment Trust.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
June 28, 2006